Exhibit 10.4

YAHOO! SMALL BUSINESS CONSOLIDATED TERMS OF SERVICE

1.0 ACCEPTANCE OF TERMS

1.1 These Yahoo! Small Business Consolidated Terms of Service ("CTOS") are between you ("You", "Your," or "Merchant") and Yahoo! Inc. and its affiliates ("Yahoo") and consists of the most recent versions of the terms and conditions of the CTOS (http://smallbusiness.yahoo.com/tos/tos.php) as well as the Yahoo! Privacy Policy (http://privacy.yahoo.com/privacy/us/fin/index.html), the Yahoo! Universal Terms of Service ("UTOS") (http://docs.yahoo.com/info/terms/), the Store Guidelines (http://docs.yahoo.com/info/guidelines/store.html), the Yahoo! Mail Additional Terms of Service (http://docs.yahoo.com/info/guidelines/mail.html) and the Small Business Mail Guidelines (http://docs.yahoo.com/info/guidelines/mail.html), and the Melbourne IT Domain Name Registration Agreement attached hereto (all together, the "Terms of Service" or "SBTOS"). Previous versions of the Terms of Service that apply to various Small Business products can be found in the Yahoo! Small Business Terms of Service Center at http://smallbusiness.yahoo.com/tos/index.php.

1.2 Yahoo! reserves the right, in its sole discretion, to change, modify, add, or remove all or part of these Terms, including but not limited to any term, applicable fee, policy, or guideline, at any time without notice or acceptance by You, except as provided in Section 4. Regardless of whether Yahoo! has provided You individual notice, Your continued use of the Service following Yahoo!'s notice or posting of changed Terms will constitute Your acceptance of such changes. It is Your responsibility to check regularly for changes to the Terms and ensure that any contact information You provide to Yahoo! is updated and correct.

1.3 If You are registering a new domain name or using a previously registered domain name in conjunction with the Service, Your use of the domain name is also subject to the policies of the Internet Corporation for Assigned Names and Numbers ("ICANN") and the appropriate Melbourne IT Domain Name Registration Agreement set forth below, which is an agreement between You and Melbourne IT, and not with Yahoo!

1.4 BY COMPLETING THE REGISTRATION PROCESS ("REGISTRATION PROCESS") AND CLICKING THE "I ACCEPT" BUTTON, YOU: (a) agree to be bound by these Terms and, if applicable, the Melbourne IT Domain Name Registration Agreement; (b) represent and warrant that, if You are an individual, You are 18 years old or older or, if you are an entity, that You are a corporation, partnership, or other legal entity duly formed (and incorporated if applicable) in good standing where required to do business with all legal authority and power to accept these Terms; (c) agree to provide true, accurate, current, and complete information in the Service registration form, including billing and payment-related information and other account information (all together, the "Account Information"), and agree to maintain and update this information to keep it true, accurate, current, and complete; (d) agree to be bound by the terms of the ICANN Uniform Domain Name Dispute Resolution Policy located at http://www.icann.org/udrp/udrp.htm as may be amended or relocated from time to time; and (e) represent and warrant that You have the power and authority to
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enter into and perform under these Terms. If these Terms or any future changes are unacceptable to You, Your sole remedy is to cancel Your Service. IF YOU DO NOT ACCEPT AND AGREE TO THESE TERMS, DO NOT COMPLETE THE REGISTRATION PROCESS.

2.0 DESCRIPTION OF SERVICE

2.1 The complete list of services (the "Service") governed by these Terms is as follows:

Yahoo! Merchant Solutions: Merchant Starter, Merchant Standard, and Merchant Professional;
Yahoo! Web Hosting
Yahoo! Business Email ("Business Email"): Custom Mailbox and Business Mail; Yahoo! Domains: the Yahoo! Domains product offering;
Yahoo! GeoCities: GeoCities Plus, GeoCities Pro, and GeoCities Free

2.2 If You are a Yahoo! Merchant Solutions customer, Your Service includes E-Commerce (Store) functionality, Web Hosting, Business Mail, and Yahoo! Domain Services (without a Starter Web Page). Except for Section 12 (Personal Address), these entire Terms apply to You.

2.3 If You are a Yahoo! Web Hosting customer, Your Service includes Web Hosting, Business Mail, and Yahoo! Domain Services (without a Starter Web Page). Except for Sections 10 & 12 (Merchant Solutions, Personal Address) these entire Terms apply to You.

2.4 If You are a Yahoo! GeoCities Pro customer, Your Service includes Web Hosting, Personal Address, and Yahoo! Domain Services. Except for Sections 10 and 11 (Merchant Solutions and Business Email), these entire Terms apply to You.

2.5 If You are a Yahoo! Business Email customer, Your Service includes Custom Mailbox or Business Mail and Yahoo! Domain Services. Except for Sections 10 and 12 (Merchant Solutions and Personal Address), these entire Terms apply to You.

2.6 If You are a Yahoo! Domain Services customer, Your Service includes the Yahoo! Domain Service (with a single Starter Web Page). Except for Sections 10 & 12 (Merchant Solutions and Personal Address), these entire Terms apply to You.

2.7 If You are a Yahoo! GeoCities Plus or GeoCities Free customer, Your Service includes a GeoCities web address. Except for Sections 10, 11, 12, and 13 (Merchant Solutions, Business Email, Personal Address, and Yahoo! Domain Service), these entire Terms apply to You.

2.8 Unless explicitly stated otherwise, any new features that augment or enhance the current Service, including the release of new Service resources, shall be subject to these Terms. In order to use the Service, You must obtain access to the World Wide Web, either directly or through devices that access web-based content, and pay any fees associated with such access. You are responsible for obtaining and maintaining all telephone, computer hardware, and other equipment needed for Your access to and use of the Service and any Software, and for all related fees.

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3.0 INTELLECTUAL PROPERTY

3.1 Except for the rights expressly granted herein, this Agreement does not transfer from Yahoo! to You any Yahoo! developed, licensed, or owned technology, and all rights, title, and interest in and to such technology will remain solely with Yahoo! The parties agree that they will not, directly or indirectly, reverse engineer, decompile, disassemble, or otherwise attempt to derive source code or other trade secrets from the other party.

3.2 Notwithstanding anything to the contrary in this Agreement, You will not attempt to prohibit or enjoin Yahoo! at any time from utilizing any skills or knowledge of a general nature acquired during the course of providing the Services, including, without limitation, information publicly known or available or that could reasonably be acquired in similar work performed for another customer of Yahoo!

3.3 Yahoo!may be required to disclose information to individuals asserting rights under the Digital Millennium Copyright Act, and You expressly authorize Yahoo! to comply with any and all lawful notices, subpoenas, court orders, or warrants without prior notice to You.

3.4 You will not use Yahoo!'s name or any language, pictures, or symbols that could, in Yahoo!'s sole judgment, imply Yahoo!'s identity in any (i) written or oral advertising or presentation, or (ii) brochure, newsletter, book, or other written material of whatever nature, without Yahoo!'s prior written consent. You agree that any and all press releases and other public announcements related to this Agreement and subsequent transactions between Yahoo! and You, including the method and timing of such announcements, must be approved in advance by Yahoo! in writing. Yahoo! reserves the right to withhold approval of any public announcement in its sole discretion. Without limitation, any breach of Your obligation regarding public announcements shall be a material breach of these Terms.

3.5 Yahoo!, other Yahoo! product and service names, and all of their related logos are each trademarks of Yahoo! Inc. (the "Yahoo! Marks"). Without Yahoo!'s prior written permission, you agree not to display, or use in any manner, the Yahoo! Marks.

4.0 PAYMENT

4.1 Payment Terms

Unless modified in accordance with Section 4.6, You will pay all fees due according to the prices and terms applicable to your Services, including option features. All installation or setup fees and non-recurring charges, along with the first month's recurring charges, shall be due and payable within ten (10) days of initiation of Service. Thereafter, recurring fees will be charged in advance to Your selected payment method. If Your selected payment method is invalid or You are otherwise past due in your payments for any reason, the Service may be terminated and removed from Yahoo!'s servers by Yahoo! with or without notice, and all the information contained within deleted permanently. Yahoo! accepts no liability for information or content that is deleted due to an invalid payment method or where Your payments are past due. Reactivation of the Service after termination or cancellation for any reason shall require the

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payment of additional setup fees. In the event You fail to pay charges, Yahoo!
may assign unpaid late balances to a collection agency for appropriate action. In the event legal action is necessary to collect on balances due, You agree to reimburse Yahoo! for all expenses incurred to recover sums due, including attorneys' fees and other legal expenses. You also agree to pay all current charges for the Service as well as taxes and fees assessed against You or Yahoo! on the charges and all late payment, interest, or other fees as stated on Your bill. Yahoo! may modify its billing practices or late payment charges by providing You with prior written notice of the modification. Yahoo! in its discretion may offer discounts or special offers from time to time.

4.2 Merchant Solutions

If You are a Yahoo! Merchant Solutions customer, You will be charged, as applicable, (a) a one-time setup fee, (b) a monthly hosting fee, and (c)monthly transaction fee equal to a percentage of the Total Revenue, with payments due with the billing for the month after the calendar month to which the transaction fee applies. Yahoo! will calculate all fees.

"Total Revenue" means the total dollar amount, excluding shipping and handling charges and any applicable taxes, of all transactions conducted through Your Store. See Section 10.1. You will be entitled to identify, and exclude from Total Revenue, those transactions conducted through Your Store that are canceled or for which no products are shipped to the purchaser ("Excluded Transactions"), except that You must identify a transaction as an Excluded Transaction within 90 days from the date on which the transaction was originally conducted. Yahoo! shall be entitled to audit, at a mutually agreed upon time during normal business hours, those records of Yours relating to Total Revenue, including Excluded Transactions, and otherwise to investigate Total Revenue, including Excluded Transactions, which might include contacting the purchaser to confirm that a transaction at issue is an Excluded Transaction.

4.3 Web Hosting, Business Email, Domain Services, and GeoCities

If You are a Yahoo! Web Hosting, Yahoo! Business Mail, and/or Yahoo! GeoCities customer, You will be charged, as applicable, (a) a one-time setup fee and (b) a recurring Service fee. If You are a Yahoo! Domains or Custom Mailbox customer, you will be charged, as applicable, an annual Service fee. Yahoo! will calculate all fees.

4.4 Upgrades and Downgrades

You can upgrade or downgrade between the plans and products listed in Section 2 above at any time. Such upgrade or downgrade will take effect immediately. You will be automatically charged, via the payment method You provided, any and all fees based upon your upgrade or downgrade. If You are due a refund, the amounts will be credited and refunded to You. In the event that you change from one non-annual service to another, your payment method will be charged a pro-rata amount for the upgraded service and credited a pro-rata amount for the unused previous service. In the event that you change from a non-annual service to an annual service, your payment method will be charged for the entire annual service and credited a pro-rata amount for the unused non-annual service. In the event that you change from an annual service to a non-annual or annual service, no refunds will be provided. Both the refund and charge will both be based on

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the number of days remaining in Your contract term. The contract term and anniversary date may change if You change from a non-annual service to an annual service, or from an annual service to a non-annual service. You may also be charged, as applicable, an upgrade or downgrade fee. Fees may not be credited towards other services.

For Domains and Custom Mailbox Products upon upgrades, downgrades, or cancellation there is no refund of any unused portion of the service. You will own the domain name until the end of your prepaid term. For Domains and Custom Mailbox users who upgrade to Web Hosting, Merchant Solutions, or Business Email, Your prepaid domain registration will be extended for the unused portion of the term, and all setup fees for the product will be waived.

4.5 Price Changes

Yahoo! may, upon notice required by applicable laws, at any time change the amount of or basis for determining any fee or charge or institute new fees or charges with respect to the Service. Upon renewal, as provided in Section 5.1, the prices charged may be changed without notice to the then prevailing price for the Services.

CURRENT FEE SCHEDULES

For the current fee schedules, go to:

http://smallbusiness.yahoo.com/webhosting for Web Hosting;

http://geocities.yahoo.com/ps/learn/CompChart_PlusPro.html for GeoCities;

http://smallbusiness.yahoo.com/domains/ for Domains;

http://smallbusiness.yahoo.com/merchant/pricing.php for Merchant Solutions; and

http://smallbusiness.yahoo.com/email/ for Business Email.

4.6 Taxes

You shall pay or otherwise be responsible for all federal, state, or local sales, use, excise, gross receipts, municipal fees, transfer, transaction, property, or similar taxes, fees, or surcharges (hereinafter "Tax") imposed on, or with respect to, the Services under this Agreement.

5.0 TERM AND TERMINATION

5.1 Term

The initial term of this Agreement and these Terms will commence on the date that You click the "I AGREE" button to these Terms (or the first date on which you use the Service, whichever comes first) and will remain in effect for the period of time corresponding to the plan You select during the Registration Process ("Initial Term"). If You wish to terminate the Services at the end of

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the Initial Term or any subsequent term to which you have agreed ("Renewal
Term"), You must sign in to your account, access the control panel at http://smallbusiness.yahoo.com/services/index.php, and follow the instructions on the link labeled "Change or Cancel Plan." Neither U.S. mail nor phone notification shall be acceptable. If You fail to notify Yahoo! of Your intent not to renew, this Agreement will be automatically renewed, thirty (30) days prior to the end of the current Initial or Renewal Term for a month-to-month period, ninety (90) days prior to the end of the current term for a 3-month-term product, or for one year in the case of products with an annual term, at the Yahoo! then-current rates and charges. If You agree to a Renewal Term, or fail to cancel the services as set forth herein, this Agreement will be renewed at the then-current rates and fees. Except as set forth in these Terms, neither party will be liable to the other for any termination or expiration of any Service or this Agreement in accordance with its Terms.

5.2 Cancellation/Termination by You

You may cancel Your Service and terminate these Terms at any time. If You cancel the Service before the end of the Initial or Renewal Term, Your Service and access to the Service will be discontinued immediately, and no refund will be provided for any payments You have made. If the Initial or Renewal Term is more than one month, and you cancel Your Service prior to the expiration of such Term, an early termination fee may apply to the extent agreed to during the Registration Process.

If You registered for a new domain name in conjunction with Your Service, and cancel before You have paid your second monthly payment without disputing such charge with either your payment method company or Yahoo!, Yahoo! reserves the right to request the domain name provider to remove the domain name from the domain name registry and/or transfer the domain name from You to Yahoo! You acknowledge that where Yahoo! transfers such domain name to Yahoo! under this
Section 5.2, Yahoo! will hold all rights of the registered domain name holder in respect of that domain name, including the right to sell the domain name to a third party (where this was a right held by You as the original registrant in respect of the relevant domain name).Additionally, Your domain name will cease working with Your email and no longer point to Your web site. After cancellation and/or expiration of this Agreement, You will no longer have access to Your web site and all information contained therein may be deleted by Yahoo!

If You did not register for a new domain name in conjunction with the Service, or did register for a new domain name but cancel Your Service after You have paid Your second monthly payment without disputing such charge with either your payment method company or Yahoo!, Your domain name will remain registered for its current term. However, Your domain name will cease working with Your email and no longer point to Your web site. After cancellation and/or expiration of this Agreement, You will no longer have access to Your web site and all information contained therein may be deleted by Yahoo!

5.3 Termination by Yahoo!

Yahoo! may terminate these Terms at any time upon notice to You. Notwithstanding anything to the contrary herein, Yahoo! may also, but has no duty to, immediately suspend or terminate Your Service, terminate Your access and

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password, remove Your Service from Yahoo!'s servers, or remove any Content within the Service, if Yahoo! concludes, in its sole discretion, that You (a) have breached, violated, or acted inconsistently with the letter or spirit of these Terms, including any applicable Yahoo! Policy or any applicable law or regulation; (b) have provided false information as part of your Account Information; (c) have failed to keep your Account Information complete, true, and accurate; (d) fail to respond to any email communication sent to the email address listed in your Account Information; (e) are engaged in fraudulent or illegal activities or the sale of illegal or harmful goods or services; or (f) are engaged in activities or sales that may damage the rights or reputation of Yahoo! or others (each "Termination for Cause"). Any Termination for Cause by Yahoo! will take effect immediately, and You expressly agree that You will not have any opportunity to cure. If Your Yahoo! ID is terminated for any reason, these Terms and Your access to the Service will also be terminated. Additionally, if You registered a new domain name in conjunction with Your Service, and Yahoo! terminates Your Service due to a Termination for Cause, then Yahoo! reserves the right to request the domain name provider to remove the domain name from the domain name registry and/or transfer the domain name from You to Yahoo! You acknowledge that where Yahoo! transfers such domain name to Yahoo! under this Section 5.3, Yahoo! will hold all rights of the registered domain name holder in respect of that domain name, including the right to sell the domain name to a third party (where this was a right held by You as the original registrant in respect of the relevant domain name).

5.4 Termination for Cause by Either Party

In addition to any other right to terminate set forth herein, either party may terminate this Agreement if: (i) the other party breaches any material term or condition of this Agreement and fails to cure such breach within thirty (30) days after receipt of written notice of the same, except in the case of failure to pay fees, which must be cured within five (5) days after receipt of written notice from Yahoo; (ii) the other party becomes the subject of a voluntary petition in bankruptcy or any voluntary proceeding relating to insolvency, receivership, liquidation, or composition for the benefit of creditors; or (iii) the other party becomes the subject of an involuntary petition in bankruptcy or any involuntary proceeding relating to insolvency, receivership, liquidation, or composition for the benefit of creditors, if such petition or proceeding is not dismissed within sixty (60) days of filing.

5.5 Termination - Legal Event

In the event a ruling, regulation, or order issued by a judicial, legislative, or regulatory body causes Yahoo! to believe that these Terms and/or the Service provided hereunder may be in conflict with such rules, regulations, and/or orders, Yahoo! may suspend or terminate the Service, or terminate these Terms without liability.

5.6 Deletion of Content

Upon any termination of the Service, Yahoo! reserves the right to permanently delete from its servers any and all information and content contained in Your account or Service, including but not limited to order processing information,

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mailing lists,files, email, and any web pages generated by You or the Service.
Yahoo! accepts no liability for such deleted information or content.

5.7 Responsibility for Fees

Should Yahoo! suspend a portion, but not all, of your Service due to a violation by You of any law, regulation, or policy, You shall remain liable for all fees applicable to the Service as a whole. Should Yahoo! terminate your Service, You are liable for the payment of all fees applicable to the Service up to the date of termination, in addition to any early termination fees (if any).

5.8 Waiver

You expressly waive any statutory or other legal protection in conflict with the provisions of this Section 5.

6.0 COMMUNICATIONS

As part of the Service, You agree to receive the first of an ongoing series of product update communications related to the Service ("Business Services Product Updates"). Business Services Product Updates may include information about Yahoo! Merchant Solutions, Yahoo! Web Hosting, Yahoo! Business Email, Yahoo! Domain Services, and/or Yahoo! GeoCities, in addition to other related products and services. Upon receipt of this first Business Services Product Update, You will have the opportunity to opt out of future Business Services Product Updates by clicking on unsubscribe links or by following unsubscribe instructions within the communication. Please note that You may also visit your Yahoo! Marketing Preferences page at any time to manage Your communication preferences for other optional communication categories.

7.0 PRIVACY AND ACCEPTABLE USE

7.1 Yahoo! Policies

You agree that you have received, read and understand the Yahoo! Privacy Policy ("Yahoo! Policies")and also the Small Business Mail Guidelines http://docs.yahoo.com/info/guidelines/mail.html, and the Store Guidelines http://docs.yahoo.com/info/guidelines/store.html. The Yahoo! Policies contain restrictions on Your online conduct (including prohibitions against unsolicited commercial email). The current version of the Yahoo! Policies is posted at the Yahoo! web site as set forth in Section 1.1. Yahoo! may change the Yahoo! Policies upon notice to You, which notice may be provided by posting such new Yahoo! Policies at the Yahoo! web site.

As part of Your Registration Process, You agree that some communications are required, such as, by way of example and not limitation, customer service messages regarding Your Service, and updates to the Service. In order to opt out of receiving such communications, You must cancel the Service. You also

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understand and agree that the Service may include certain communications from
Yahoo!, such as service announcements and administrative messages, that these communications are considered part of Yahoo! membership, and that You will not be able to opt out of receiving them.

7.2 Prohibited Uses

In addition to those matters set forth in the Yahoo! Policies, You shall not post, transmit, retransmit, or store material on or through any of the Services which, in the sole judgment of Yahoo! (i) is in violation of any local, state, federal, or foreign law or regulation, (ii) is threatening, obscene, indecent, defamatory, or that otherwise could adversely affect any individual, group, or entity (collectively, "Persons"), or (iii) violates the rights of any person, including rights protected by copyright, trade secret, patent, or other intellectual property or similar laws or regulations including, but not limited to, the installation or distribution of "pirated" or other software products that are not appropriately licensed for Your use. You agree that you will NOT knowingly use the Service, among other things, to:

(a) upload, post, email, transmit, or otherwise make available any content that is unlawful, harmful, threatening, abusive, harassing, tortious, defamatory, vulgar, obscene, libelous, invasive of another's privacy, hateful, or racially, ethnically, or otherwise objectionable;

(b) harm minors in any way;

(c) impersonate any person or entity, including but not limited to a Yahoo! official, forum leader, guide, or host, or falsely state or otherwise misrepresent your affiliation with a person or entity;

(d) forge headers or otherwise manipulate identifiers in order to disguise the origin of any content transmitted through the Service;

(e) upload, post, email, transmit, or otherwise make available any content that You do not have a right to make available under any law or under contractual or fiduciary relationships (such as inside information, proprietary, and confidential information learned or disclosed as part of employment relationships or under nondisclosure agreements);

(f) upload, post, email, transmit, or otherwise make available any content that infringes any patent, trademark, trade secret, copyright, or other proprietary rights of any party;

(g) upload, post, email, transmit, or otherwise make available any unsolicited or unauthorized advertising, promotional materials, "junk mail," "spam," "chain letters," "pyramid schemes," or any other form of solicitation, except in those areas (such as shopping rooms) that are designated for such purpose;

(h) upload, post, email, transmit, or otherwise make available any material that contains software viruses or any other computer code, files, or programs designed to interrupt, destroy, or limit the functionality of any computer software or hardware or telecommunications equipment;

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(i) interfere with or disrupt the Service or servers or networks connected to the Service, or disobey any requirements, procedures, policies, or regulations of networks connected to the Service;

(j) intentionally or unintentionally violate, attempt to violate, or avoid any applicable ICANN regulation or policy;

(k) intentionally or unintentionally violate any applicable local, state, national or international law, including, but not limited to, regulations promulgated by the U.S. Securities and Exchange Commission, any rules of any national or other securities exchange, including, without limitation, the New York Stock Exchange, the American Stock Exchange, or the NASDAQ, and any regulations having the force of law;

(l) provide material support or resources (or to conceal or disguise the nature, location, source, or ownership of material support or resources) to any organization(s) designated by the United States government as a foreign terrorist organization pursuant to section 219 of the Immigration and Nationality Act;

(m) "stalk" or otherwise harass another;

(n) collect, transmit, or store personal or financial data about any individual or entity, other than in accordance with Section 9.3 herein;

(o) promote or provide instructional information about illegal activities, promote physical harm or injury against any group or individual, or promote any act of cruelty to animals. This may include, but is not limited to, providing instructions on how to assemble bombs, grenades, and other weapons, and creating "Crush" sites;

(p) use your home page (or directory) as storage for remote loading or as a door or signpost to another home page, whether inside or beyond Yahoo! GeoCities;

(q) have multiple Yahoo! GeoCities addresses that are within the same Yahoo! GeoCities neighborhood or that have the same theme; or

(r) collect, transmit, or store any type of adult, mature, or sexually explicit content; or

(s) engage in commercial activities through the Yahoo! GeoCities service. This includes, but is not limited to, the following activities:

*    offering for sale any products or services;

*    soliciting for advertisers or sponsors;

*    conducting raffles or contests that require any type of entry fee;

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*    resell, rent, or otherwise receive consideration for placement of any creative material (e.g., no third-party advertising)

* displaying a sponsorship banner of any kind, including those that are generated by banner or link exchange services, with the sole exceptions of the GeoGuide Banner Exchange program and the Internet Link Exchange; and

* displaying banners for services that provide cash or cash-equivalent prizes to users in exchange for hyperlinks to their web sites.

You agree to indemnify and hold harmless Yahoo! from any claims resulting from the use of the Services which damages You or any other party. Yahoo! reserves the right to investigate You, Your business, and/or Your owners, officers, directors, managers, and other principals, Your sites, and the materials comprising the sites at any time. These investigations will be conducted solely for Yahoo!'s benefit, and not for Your benefit or that of any third party. If the investigation reveals any information, act, or omission, which in Yahoo!'s sole opinion, constitutes a violation of any local, state, federal, or foreign law or regulation, or the Yahoo! Policies, Yahoo! may immediately shut down the site, and notify You of the action. You agree to waive any cause of action or claim You may have against Yahoo! for such action.

7.3 Advertising and Promotions

Yahoo! runs advertisements and promotions within our Yahoo! GeoCities Free service and on Dormant Domains. A Dormant Domain is any domain name that uses Yahoo!'s name servers and is not being used by You to display Your content. A domain may become dormant by, including without limitation, (i) not setting up the bonus Starter Web Page offered by Yahoo! Domains, Yahoo! Custom Mailbox, or Yahoo! Business Mail upon purchase of any of these products, (ii) not modifying the default "Under Construction" page provided with your Yahoo! GeoCities Pro, Yahoo! Web Hosting, Yahoo! Store, or Yahoo! Merchant Solutions product, (iii) cancellation or expiration of the Yahoo! Domains service without redelegating or transferring the domain to another provider, (iv) canceling your Custom Mailbox, Business Mail, Web Hosting, Store, or Merchant Solutions service without redelegating or transferring the domain to another provider. By using the Yahoo! GeoCities Free service, or allowing Your domain name to become a Dormant Domain, you agree that Yahoo! has the right to run such advertisements and promotions. In the event you would like Yahoo! to cease running advertisements and promotions on your Dormant Domain, you may contact Yahoo! as set forth at http://smallbusiness.yahoo.com/contactus/. The manner, mode, and extent of advertising by Yahoo! on your Yahoo! GeoCities Free service or Dormant Domain is subject to change. Your correspondence or business dealings with, or participation in promotions of, advertisers found on or through the Service, including payment and delivery of related goods or services, and any other terms, conditions, warranties, or representations associated with such dealings, are solely between you and such advertiser. You agree that Yahoo! shall not be responsible or liable for any loss or damage of any sort incurred as the result of any such dealings or as the result of the presence of such advertisers on the Service.

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7.4 Abusive User Behavior

Yahoo! uses certain confidential internal and third-party tools and techniques to protect users from abusive and other harmful behavior on the Internet and on the Yahoo! servers. Yahoo! reserves the right to take any action it deems necessary at its sole discretion, including, without limitation, account termination or suspension, to protect against such abusive or harmful behavior. Yahoo! updates these tools, techniques, and practices from time to time as the abusive practices and industry standards change. You agree that Yahoo! shall not be responsible or liable for any loss or damage of any sort incurred by You, or any third party, as the result of Yahoo! taking or not taking any actions in response to any actual or perceived abusive user behavior.

8.0 OWNERSHIP AND SECURITY

You will receive a password from Yahoo! to provide access to and use of Your Service, and You agree to keep Your password confidential. You are entirely responsible for maintaining the security of Your Service, and You are fully responsible for all activities that occur under Your Service and password,and any other actions taken in connection with the registered domain name, including any email accounts or sub-accounts that You create for You or other individuals ("Domain Email Users"). You agree to immediately notify Yahoo! of any unauthorized uses of the Service or any other breaches of security. Yahoo! cannot and will not be liable for any loss or damage from Your failure to comply with this security obligation. You acknowledge and agree that under no circumstances will Yahoo! be liable, in any way, for any acts or omissions of You or any user of Your Service to whom You gave access, including any damages of any kind incurred as a result of such acts or omissions.

9.0 CONTENT AND SOFTWARE: THIS SECTION APPLIES TO YAHOO! MERCHANT SOLUTIONS, YAHOO! WEB HOSTING, YAHOO! GEOCITIES, YAHOO! BUSINESS EMAIL, AND YAHOO! DOMAINS CUSTOMERS

9.1 Content and Conduct Rules

You understand that all information, data, text, software, music, sound, photographs, graphics, video, messages, goods, products, services, links to other World Wide Web sites or resources, and other materials ("Content"), whether publicly posted or privately transmitted, are the sole responsibility of the person from which such Content originated. This means that You, and not Yahoo!, are entirely responsible for all Content that You upload, post, transmit, or otherwise make available via the Service. The Content must comply with these Terms, including applicable Yahoo! Policies, and any applicable law or regulation.

9.2 Your Privacy Policy

You agree (a) to post a privacy policy in Your Store that, at a minimum, discloses any and all uses of personal information that You collect from users;
(b) to include in Your privacy policy a paragraph provided or approved by Yahoo! that describes Yahoo!'s collection and use of Your customer's information; (c) to provide a hypertext link to Your privacy policy on the home page of Your Store and on all pages where You collect personal information from users, including but not limited to all checkout pages; and (d) to use personal information only as expressly permitted by Your privacy policy. You agree to indemnify and defend Yahoo! from and against any and all claims stemming from

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Your failure to comply with this provision and/or Your failure or refusal to abide by the terms and provisions of any applicable Privacy Policies.

9.3 Provisions for Use and Security of Cardholder Data and Other Personal or Financial Data

For purposes of this Section, the term "Cardholder Data" or "CDI" refers to the number assigned by the card issuer that identifies the cardholder's account or other cardholder personal information, and "Personally Identifiable Information" or "PII" means any CDI or other personal or financial data relating to any individual or entity.

The provisions set forth in this Section apply to a Merchant that either itself, or through a processor or other agent, stores, processes, handles, or transmits cardholder data or PII in any manner.

A. Merchant shall at all times comply with the Cardholder Information Security Program ("CISP") requirements for cardholder data that are prescribed in the Visa Operating Regulations or otherwise issued by Visa, as they may be amended from time to time (collectively, the "CISP Requirements"). Copies of current CISP Requirements documentation are available on the Visa.com web site at http://usa.visa.com/business/merchants/cisp_index.html.

B. Merchant acknowledges and agrees that cardholder data may be used only for assisting in completing a card transaction, for fraud control services, for loyalty programs, or as specifically agreed to by Visa or as required by applicable law.

C. In the event of a breach or intrusion of or otherwise unauthorized access to cardholder data stored at or for Merchant, Merchant shall immediately notify the card issuer in the manner required in the CISP Requirements, and provide Visa and the acquiring financial institution and their respective designees access to Merchant's facilities and all pertinent records to conduct a review of Merchant's compliance with the CISP Requirements. Merchant shall fully cooperate with any reviews of their facilities and records provided for in this paragraph.

D. Merchant shall maintain appropriate business continuity procedures and systems to ensure security of cardholder data in the event of a disruption, disaster, or failure of Merchant's or Merchant's primary data systems.

E. Merchant and its successors and assigns shall comply with the CISP Requirements after termination of this Agreement.

F. Merchant acknowledges and agrees that PII may be used only for assisting in completing an e-commerce transaction, including fraud control services associated with said e-commerce transaction, subject to applicable law.

9.4 Content Ownership

Yahoo! does not claim ownership of the Content You place on Your Service. By submitting Content to Yahoo! for inclusion on Your Service, You grant Yahoo! and

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its successors and assignees, the worldwide, royalty-free, and nonexclusive license under Your copyrights and other intellectual property rights, if any, in all material and content displayed in Your web site to use, distribute, display, reproduce, and create derivative works from such material in any and all media and display in any manner and on any Yahoo! property the results of search queries and comparisons conducted on Yahoo!, including, without limitation, searches conducted on Yahoo! Shopping and the Service. You also grant Yahoo! the right to maintain such content on Yahoo!'s servers during the term of these Terms and to authorize the downloading and printing of such material, or any portion thereof, by end-users for their personal use. This license exists only for as long as You continue to be a Service customer and terminates when Your Service is terminated.

You acknowledge that Yahoo! does not prescreen Content, but that Yahoo! and its designees shall have the right (but not the obligation) in their sole discretion to refuse or remove any Content that is available via the Service. Without limiting the foregoing, Yahoo! and its designees shall have the right to remove any Content that violates these Terms, including any applicable Yahoo! Policies, is illegal, or is otherwise objectionable as determined in Yahoo!'s sole discretion. You agree that You must evaluate, and bear all risks associated with, the use of any Content, including any reliance on the accuracy, completeness, or usefulness of such Content.

9.5 Yahoo! Proprietary Rights and Software

You acknowledge and agree that the Service and any necessary software used in connection with the Service ("Software") contains proprietary and confidential information that is protected by applicable intellectual property and other laws. You further acknowledge and agree that Content available from Yahoo! for the Service, or contained in sponsor advertisements or information presented to You through the Service or advertisers, is protected by copyrights, trademarks, service marks, patents, or other proprietary rights and laws. Except as expressly authorized by Yahoo! or advertisers, You agree not to modify, rent, lease, loan, sell, distribute, or create derivative works based on the such Content, the Service, or the Software, in whole or in part.

Yahoo! grants to You a personal, nontransferable and nonexclusive right and license to use the object code of its Software only on a server controlled by Yahoo! for the sole purpose of using the Service; provided that You do not (and do not allow any third party to) copy, modify, create a derivative work of, reverse engineer, reverse assemble, or otherwise attempt to discover any source code, sell, assign, sublicense, grant a security interest in, or otherwise transfer any right in the Software. You agree not to modify the Software in any manner or form, or to use modified versions of the Software, including (without limitation) for the purpose of obtaining unauthorized access to the Service. You agree not to access the Service by any means other than through the interface that is provided or authorized by Yahoo! for use in accessing the Service.

You may not use web pages or parts of web pages generated by means of the Software, other than Content that originates from and is proprietary to You, on any server other than the servers controlled by Yahoo! without Yahoo!'s express written agreement. You also acknowledge and agree that the Software is intended for access and use by means of web browsing software, and that Yahoo! does not commit to support any particular browsing platform. Yahoo! reserves the right at

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any time to revise and modify the Software, release subsequent versions thereof and to alter features, specifications, capabilities, functions, and other characteristics of the Software, without notice to You. If any revision or modification to the Software materially changes Your ability to conduct business, Your sole remedy is to cancel Your Service.

With respect to any elective, additional software that may be made available by Yahoo! in connection with the Service, if You elect to download or access such additional software, You understand that You may have to agree to additional terms and conditions before You use such software.

9.6 Yahoo! Web Hosting Function

You acknowledge that the Web Hosting service is offered as a platform to host and serve web pages and web sites and is not offered for other purposes, such as remote disk space storage. Accordingly, You understand and agree to use the web hosting service solely for the purpose of hosting and serving web pages as viewed through a web browser and the Hypertext Markup Language (HTML) protocol or other equivalent technology. Yahoo! Web Hosting is designed to serve the web hosting needs of small, independently owned and operated businesses in the United States. It is not intended to support the greater web hosting needs of large enterprises or internationally based businesses. Yahoo! Web Hosting is also a shared web hosting service, which means a number of customers' web sites are hosted from the same server. To ensure that Yahoo! Web Hosting is reliable and available for the greatest number of users, a customer's web site usage cannot adversely affect the performance of other customers' sites. Additionally, the purpose of Yahoo! Web Hosting is to host web sites, not store data. Using an account primarily as an online storage space for archiving electronic files is prohibited. You further agree that if, at Yahoo!'s sole discretion, You are deemed to have violated this section, Yahoo! may suspend or terminate Your account without notice to You and with no liability to Yahoo!.

10.0 YAHOO! MERCHANT SOLUTIONS: THIS SECTION APPLIES ONLY TO YAHOO! MERCHANT SOLUTIONS CUSTOMERS

10.1 E-Commerce (Store)

With Yahoo! Merchant Solutions, You can use the Service to facilitate the creation and maintenance of an interactive online store ("Store") for the sale of goods and services. You acknowledge and agree that You will be solely responsible for all goods and services offered at and sold through Your Store, all materials used or displayed at the Store, and all acts or omissions that occur at the Store or in connection with Your account or password. Certain Stores may be subject to additional requirements. You agree that Your use of the Service and Your Store will be in compliance with the Store Guidelines located at http://docs.yahoo.com/info/guidelines/store.html and any applicable laws and regulations at all times. You agree to display in Your Store Your contact information, including but not limited to Your company name, address, telephone number, fax number, and email address. You also agree to update such information to keep it true, accurate, current, and complete.

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10.2 Representations and Warranties

You represent and warrant that You have full power and authority under all relevant laws and regulations: (a) to offer and sell the goods and services offered at the Store, including, but not limited to, holding all necessary licenses from all necessary jurisdictions to engage in the advertising and sale of the goods or services offered at the Store; (b) to copy and display the materials used or displayed at the Store; and (c) to provide for credit card payment and delivery of goods or services as specified at the Store.

10.3 Suspension or Termination of Store

In addition to that right set forth in Sections 5.3 & 5.4, Yahoo! reserves the right to terminate Your Service, or refuse to host or continue to host any Store which it believes, in its sole discretion: (a) has caused a significant number of complaints for failing to be reasonably accessible to customers or timely fulfill customer orders; or (b) has become the subject of a government complaint or investigation. Additionally, Yahoo! reserves the right to review and remove any Store at any time for non-compliance with these Terms.

10.4 Merchant Information

Yahoo! maintains information about You and the Store on Yahoo! servers, including, but not limited to, Your Account Information, Your customer order information, sales information, and clickstream data ("Merchant Information"). You grant to Yahoo! a non-exclusive, worldwide, royalty-free, perpetual license to use Merchant Information in aggregate form (i.e., in a form that is not individually attributable to You) for research, marketing and other promotional purposes. You agree that Yahoo! may disclose Merchant Information in the good faith belief that such action is reasonably necessary: (a) to comply with the law; (b) to comply with legal process; (c) to enforce these Terms; (d) to respond to claims that You or the Store is engaged in activities that violate the rights of third parties; or (e) to protect the rights or interests of Yahoo! or others; provided, however, that nothing in this Section shall impose a duty on Yahoo! to make any such disclosures.

10.5 Deletion of Merchant Information

You agree that Yahoo! may delete customer credit card information from Yahoo! servers 14 days after You retrieve such information, and may delete all other Merchant Information from Yahoo! servers at the end of each calendar year.

10.6 Technical Access

You acknowledge and agree that technical processing of Merchant Information is and may be required: (a) for the Service to function; (b) to conform to the technical requirements of connecting networks; (c) to conform to the technical requirements of the Service; or (d) to conform to other, similar technical requirements. You also acknowledge and agree that Yahoo! may access Your account and its contents as necessary to identify or resolve technical problems or respond to complaints about the Service.

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10.7 Sale and Assignment of Stores

Notwithstanding Section 17 below, You are permitted to sell Your Store to a third party, provided that all of the following occur: (a) You assign, in accordance with Section 25 below, all rights and obligations under these Terms to such third party receiving the Store, (b) You give prior written notice to Yahoo!, (c) You provide to Yahoo! evidence that such third party has agreed to these Terms as a permitted assignee, and (d) such third-party assignee has provided Yahoo! with all information requested by Yahoo!, and such information is complete and accurate. Should You attempt to sell a Store or assign these Terms in violation of this Section 10.8, such attempt will be null and void, and You will remain responsible for all obligations and liabilities under these Terms, Your Store, and the Service.

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